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                                                                    Exhibit 99.1


[JLG Logo]
JLG INDUSTRIES, INC.
1 JLG Drive
McConnellsburg, PA 17233-9533
Telephone (717) 485-5161
Fax (717) 485-6417
www.jlg.com

                                                                 PRESS RELEASE
                                                         FOR IMMEDIATE RELEASE

                                                        CONTACT:  JUNA ROWLAND
                                     DIRECTOR - CORPORATE & INVESTOR RELATIONS
                                                    (240) 313-1816, IR@JLG.COM


                 JLG REVISES EARNINGS ESTIMATES FOR CURRENT YEAR

       MCCONNELLSBURG, PA, JULY 16, 2002 - JLG Industries, Inc., (NYSE: JLG) announced today that it has revised its earnings guidance due to continued uncertainty in the economy and depressed levels of non-residential construction. Results for fiscal 2002 ending July 31 are now expected to be in the range of $.40 to $.45 per diluted share without repositioning and goodwill impairment charges, compared to $.60 to $.65 previously forecasted. Fourth quarter sales are now expected to be approximately 15 percent lower than the comparable year-ago period.

         "Orders in late June and early July are well below our expectations and pricing is very competitive," noted Bill Lasky, Chairman of the Board, President and Chief Executive Officer. "During the last 30 days, increased uncertainty in the economy and the resulting impact on financial and credit markets have caused many of our large customers to become much more cautious. While we continue to believe that we are at the bottom of the cycle, recovery now appears to be more protracted than we projected in the spring. Unfortunately, this uncertainty comes during the seasonally strongest period in our fiscal year. As we have stated previously, the fleet replacement cycle depends on three factors: a clear indication that the economy is on the mend, a healthy used equipment market, and availability of customer financing, all of which are still lacking in some respect."

         Jim Woodward, Executive Vice President and Chief Financial Officer, stated, "The order shortfall from forecast has impacted all regions and product lines in our machinery segment with aerial work platform products down more severely than telehandlers or excavators. While the weaker U.S. dollar has resulted in favourable currency rates in our European operations, a very restrictive customer credit environment and competitive pricing have offset it. Free cash flow for the quarter is now expected to be approximately neutral with full year results of approximately $150 million in positive cash flow. Access Financial Solutions continues to successfully monetize its lease portfolio and currently expects to complete two sizeable transactions this quarter, which are included in our estimates."

         Commenting further, Lasky said, "We cannot control the economy, but we can control our response to it. In the short term, JLG's experienced management team will continue to maintain tight fiscal control and focus on


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JLG Industries, Inc. - page 2

cash flow. The previously announced closure of our Orrville, OH facility and movement of telehandler production to our McConnellsburg facility is on schedule. In this environment, we've seen some unusual competitive pricing and, while we will protect our key customer positions, we will maintain pricing discipline. JLG continues to outperform our competition and, compared to last year, we have fewer competitors and a stronger balance sheet. We are positioned well for the eventual upturn."

         JLG will report fourth quarter and full year earnings results on Thursday, September 19, 2002.

         JLG Industries, Inc. is the world's leading producer of mobile aerial work platforms and a leading producer of telehandlers and telescopic hydraulic excavators marketed under the JLG(R) and Gradall(R) trademarks. Sales are made principally to rental companies and distributors that rent and sell the Company's products to a diverse customer base, which include users in the industrial, commercial, institutional and construction markets. JLG's manufacturing facilities are located in the United States and Belgium, with sales and service locations on six continents.

         This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance, and involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: (i) general economic and market conditions, including political and economic uncertainty in areas of the world where we do business; (ii) varying and seasonal levels of demand for our products and services; (iii) limitations on customer access to credit for purchases; (iv) credit risks from our financing of customer purchases; (v) interest and foreign currency exchange rates; (vi) costs of raw materials and energy; and (vii) our ability to securitize or otherwise monetize assets, including customer finance receivables, as well as other risks as detailed in the Company's SEC reports, including the report on Form 10-K for the year ended July 31, 2001 and the report on Form 10-Q for the quarter ended April 30, 2002.

                    For more information, visit www.jlg.com.

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